Exhibit 10.8

MINDSPEED TECHNOLOGIES, INC.

INDUCEMENT INCENTIVE PLAN

RESTRICTED STOCK TERMS AND CONDITIONS

FOR INTERNATIONAL EMPLOYEES

In accordance with a determination of the Board of Directors of Mindspeed Technologies, Inc., you have been awarded Restricted Stock subject to the terms and conditions of the Company’s Inducement Incentive Plan (the “Plan”), these Restricted Stock Terms and Conditions and any appendix to these Restricted Stock Terms and Conditions for your country of residence (together, the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Restricted Stock has been granted to you upon the following terms and conditions:

1.	Earning of Restricted Stock

You shall be deemed to have earned the Restricted Stock subject to this Agreement on the earlier of:

(a) the vesting provisions as established in your Grant Letter; or

(b) your death or Disability.

2.	Retention of Certificates for Restricted Stock and Dividends

To facilitate implementation of the provisions of this Agreement, certificates for the Restricted Stock and any dividends or distributions thereon or in respect thereof (“Dividends”), whether in cash or otherwise (including but not limited to additional shares of Stock, other securities of the Company or securities of another entity, any such shares or other securities being collectively referred to herein as “Stock Dividends”) shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of Section 1, provided that unless you shall have earlier earned the Restricted Stock, the Restricted Stock will not be issued, and no Dividends will be paid or distributions made thereon prior to thirty days after your hire date. Additionally, you agree to provide such other documents appropriate to effectuate the purpose and intent of this Agreement as the Company may reasonably request from time to time.

3.	Voting Rights

Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares of Stock held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with Section 2, unless and until such shares have been forfeited in accordance with Section 5.

4.	Delivery of Earned Restricted Stock

As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with Section 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock, together with any Dividends then held by the Company (or subject to its instructions).

5.	Forfeiture of Unearned Restricted Stock and Dividends

Notwithstanding any other provision of this Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Agreement, or (b) unless determined otherwise by the Committee, in the event of a Termination of Employment (as defined below), all unearned Restricted Stock, together with any Dividends thereon, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the unearned Restricted Stock theretofore issued, together with any Dividends thereon, shall be transferred to the Company. For purposes of this Section, “Termination of Employment” shall mean your termination of your employment as an employee of the Company or any of its Subsidiaries for any reason, or your employer (your “Employer”) terminating your employment for Cause (as defined in Section 15), provided that (i) death, (ii) Disability, (iii) a transfer from the Company to a Subsidiary of the Company, whether or not incorporated, or vice versa, or from one Subsidiary of the Company to another and (iv) a leave of absence, duly authorized in writing by the Company, shall not be deemed a Termination of Employment.

6.	Transferability

The Restricted Stock award is not transferable by you otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of your immediate family, (iii) to a trust established for the benefit of your immediate family members only, (iv) to a partnership in which your immediate family members are the only partners or (v) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of the Restricted Stock award or portion thereof, the transferred Restricted Stock award shall continue to be subject to the Plan and this Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Restricted Stock award had not been transferred.

7.	Withholding

Regardless of any action the Company or your Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant or vesting of the Restricted Stock, the subsequent sale of shares of Stock acquired under the Plan and the receipt of any Dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate my liability for Tax-Related Items.

Prior to the relevant taxable event, you or such other person receiving the Restricted Stock and any Dividends shall pay all Tax-Related Items if required to do so by the Company or shall make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or your Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by you and required to be withheld by the Company and/or your Employer by one or a combination of the following: (i) deducting from any payment otherwise due by the Company or your Employer to you or any other person receiving delivery of the Restricted Stock and any Dividends; or (ii) withholding from proceeds of the sale of shares of Stock received under the Plan; or (iii) arranging for the sale of shares of Stock received under the Plan and any Stock Dividends (on your behalf and at your direction pursuant to this authorization).

Finally, you shall pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares of Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

8.	Nature of Grant

In accepting the grant, you acknowledge that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(ii) the grant of the Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock, even if Restricted Stock has been granted repeatedly in the past;

(iii) all decisions with respect to future Restricted Stock grants, if any, will be at the sole discretion of the Company;

(iv) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your employment relationship at any time;

(v) you are voluntarily participating in the Plan;

(vi) the Restricted Stock is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or your Employer, and which is outside the scope of your employment contract, if any;

(vii) the Restricted Stock is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your Employer;

(viii) in the event that you are not an employee of the Company, the Restricted Stock grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Restricted Stock award will not be interpreted to form an employment contract with any Subsidiary of the Company;

(ix) the future value of the Restricted Stock is unknown and cannot be predicted with certainty;

(x) the value of the shares of Stock acquired upon vesting of the Restricted Stock may increase or decrease in value;

(xi) in consideration of the grant of the Restricted Stock, no claim or entitlement to compensation or damages shall arise from termination of the

Restricted Stock or diminution in value of the Restricted Stock resulting from Termination of Employment by the Company or your Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant of Restricted Stock, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(xii) in the event of your Termination of Employment (whether or not in breach of local labor laws), your right to vest in the Restricted Stock under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board of Directors or Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Restricted Stock grant;

(xiii) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the shares of Stock; and

(xiv) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, its Subsidiaries and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or its Subsidiaries, details of all Restricted Stock awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data will be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, or to any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusing to consent or withdrawing your consent may affect your participation in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact the local human resources representative.

10.	Appendix

Notwithstanding any provision in these Restricted Stock Terms and Conditions or the Plan, this Restricted Stock award shall be subject to any special terms and conditions as set forth in the appendix to these Restricted Stock Terms and Conditions for your country of residence, if any. The appendix, if any, constitutes part of these Restricted Stock Terms and Conditions.

11.	Applicable Law

This Restricted Stock grant and the provisions of the Agreement shall be governed by, and subject to, the laws of the State of Delaware, without regard to its conflicts of laws principles, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the federal courts for the United States for the Central District of California, and no other courts.

12.	Language

If you received the Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

13.	Severability

The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock granted under and participation in the Plan or future Restricted Stock that may be granted under the Plan by electronic means, and/or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.	Definitions

(a)	Agreement: Has the meaning given to it in the introductory paragraph.

(b)	Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

(c)	Data: Has the meaning given to it in Section 9.

(d)	Disability: Permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan or if the definition in such plan is not in compliance with local law, as determined by the Committee.

(e)	Dividends: Has the meaning given to it in Section 2.

(f)	Employer: Has the meaning given to it in Section 5.

(g)	Grant Letter: The letter from the Company granting the Restricted Stock to the Employee.

(h)	Stock Dividends: Has the meaning given to it in Section 2.

(i)	Tax-Related Items: Has the meaning given to it in Section 7.

(j)	Termination of Employment: has the meaning given to it in Section 5.

APPENDIX

UNITED KINGDOM

MINDSPEED TECHNOLOGIES, INC.

INDUCEMENT INCENTIVE PLAN

RESTRICTED STOCK TERMS AND CONDITIONS

FOR INTERNATIONAL EMPLOYEES

This Appendix includes additional terms and conditions that govern the Restricted Stock granted to you if you reside in the United Kingdom. Where there is any conflict between the terms and conditions set out in this Appendix and the general terms and conditions governing Restricted Stock awards made under the Mindspeed Technologies, Inc. Inducement Incentive Plan (the “Plan”), the terms and conditions of this Appendix shall prevail. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Letter, the Agreement or the Plan.

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the United Kingdom as of May 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you are granted or vest in your Restricted Stock or sell shares of Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country, or are considered resident of a country, other than the one in which you are currently working, the information contained herein may not be applicable to you.

Transferability. Section 6 (transferability) of the Agreement shall be amended to state that: “The Restricted Stock award is not transferable by you otherwise than on death to your personal representative (who shall be either the executors of your will or if you die intestate the duly appointed administrator(s) of your estate, who have provided to the Company evidence of their appointment as such) or as otherwise determined by the Committee. Notwithstanding any transfer of the Restricted Stock award or portion thereof, the transferred Restricted Stock award shall continue to be subject to the Plan and this Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Restricted Stock award had not been transferred.”

Withholding of Taxes. This provision supplements the Withholding section of the Agreement.

If payment or withholding of the Tax-Related Items is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by you to your Employer, effective on the Due Date. You agree that the loan will bear interest at the HM Revenue and Customs (“HMRC”) official rate of interest and will be immediately due and repayable, and that the Company or your Employer may recover it at any time thereafter by any of the means specified in the Withholding section of the Agreement.

Notwithstanding the foregoing, if you are an officer or executive director (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and National Insurance Contributions may be payable; in this case, you agree that, to the extent required under U.K. law, the Company and/or your Employer may collect any income tax and National Insurance Contributions due on this additional benefit from you by any of the means specified in the Withholding section of the Agreement.